Exhibit 99.1

GREAT ELM CAPITAL GROUP, INC. REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

•      Significant growth in assets under management;

•      GECC shareholder approval for additional leverage enhances revenue and earnings potential;

•      GECM well positioned to be preferred partner to work out challenged portfolios based on success to date with legacy Full Circle portfolio

WALTHAM, Mass., May 15, 2018 – Great Elm Capital Group, Inc. (NASDAQ: GEC, “Great Elm,” or the “Company”) today announced its financial results for the quarter ended March 31, 2018 and filed its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission. Great Elm will host a conference call and webcast on Wednesday, May 16, 2018 at 9:00 a.m., Eastern Daylight time, to discuss its third quarter financial results. Please see page [6] below for details.

Select highlights from the third fiscal quarter of 2018 include:

▪

During the quarter ending March 31, 2018, Great Elm Capital Corp. (NASDAQ: GECC), a publicly-traded business development company (“BDC”) that is externally managed by GECM, grew its investment portfolio by 18% quarter-over-quarter.  This asset growth was primarily driven by the proceeds from a baby bond offering (NASDAQ: GECCM) that was completed in January and February of 2018. The proceeds from this debt issuance were deployed into what GECM views as attractive risk-adjusted credit opportunities, resulting in portfolio growth and increased diversification of assets during the quarter.

▪

In May 2018, an overwhelming majority of GECC’s stockholders approved a reduction in the asset coverage ratio from 200% to 150%, in accordance with the Small Business Credit Availability Act. The approval to reduce the asset coverage ratio allows for GECC to issue, based on its portfolio valuations as of March 31, 2018, up to an additional $172 million in debt.  The deployment of such proceeds into income-producing assets enhances the fee and earning potential for GECM.

▪

Since GECC’s merger with Full Circle Capital Corporation (“Full Circle”) closed in November 2016, the GECM team has extracted significant value from a portfolio that the equity market had viewed as “challenged.” In the year and a half since, we have exited approximately 70% of the initial cost basis of this portfolio across 22 positions and 15 portfolio companies, realizing an aggregate total return of $4.2 million to date, a significant achievement given the market’s previous assessment of its value.

▪

In March 2018, Great Elm announced the closing of its first transaction for its Real Estate platform by partnering with a leading investor in the Credit Tenant Lease (“CTL”) space to recapitalize the Gartner I and Gartner II Class A office buildings and associated property in Fort Myers, Florida for an initial capital outlay of approximately $3 million on a transaction value of approximately $61 million.

BUSINESS OVERVIEW

Great Elm is a publicly-traded holding company that is seeking to create long-term shareholder value by building a business across three verticals: Investment Management, Real Estate, and Operating Companies.

Alignment of Interest

We believe in creating a strong and long-term alignment of interest with our shareholders and in investing alongside them. The employees of GEC and GECM own over 1.6 million shares of GEC, representing approximately 6.3% of the shares outstanding.1 Additionally, the directors of GEC own or manage approximately 10.5% of GEC’s shares.1 Between the employees and directors, insiders collectively own or manage approximately 16.8% of the Company’s shares outstanding, which we believe demonstrates the extent of our conviction in what we are seeking to build here at Great Elm.

Investment Management

We view the Investment Management vertical as providing an attractive platform with high margins and a highly scalable business model which, coupled with growth in assets under management, provides significant operating leverage and thus the potential for substantial growth in adjusted EBITDA. We intend to focus on growing the assets of the BDC through additional debt issuances and equity raises.

Additionally, we intend to opportunistically pursue potential M&A activity within the BDC space, leveraging our core skill set as value investors with significant work-out experience. Our team’s success to-date in extracting value from the legacy Full Circle portfolio, largely deemed by the market to be “challenged,” is a testament to this team’s significant experience in rehabilitating companies in financial distress. As referenced above, in the year and half since the merger closed, we have monetized nearly 70% of the day one portfolio across 22 positions and 15 companies, realizing an aggregate total return of $4.2 million.

[1]	This includes restricted shares that are subject to both performance and service vesting and is based on the share count pro forma for the vesting of said restricted shares.

Lastly, we intend to leverage the team’s experience and long track record of success with co-investment opportunities as we seek to grow the GECM platform more broadly.

“We continue to be enthusiastic about the attractiveness of the Investment Management business,” remarked Mr. Peter Reed, the Chief Executive Officer of Great Elm.

“During the quarter, we successfully completed an additional baby bond financing, resulting in an increased asset base for GECC to deploy into attractive total return investment opportunities. Furthermore, we received significant shareholder support for incurring additional leverage at GECC, permitting us to add leverage up to the new statutory limit of two to one debt to equity. As previously stated, we intend to use this additional leverage prudently, in amounts and at times that GECM believes can best deliver attractive risk-adjusted returns.”

Real Estate

Following the announcement of the Fort Myers transaction in March, our Real Estate team has received in excess of 50 opportunities to review in two months, with deal sizes ranging from a few million dollars to over $100 million. We are primarily seeing transactions with a price greater than $20 million which are generally single tenant leaseholds or ground leases across commercial, government and healthcare properties.

“We are pleased to report that our already robust deal flow has significantly increased since the announcement of the Fort Myers transaction in March. As we pursue due diligence on a select number of these opportunities, we continue to focus on building a diversified portfolio of high-quality, income-producing real estate assets that we believe will create long-term shareholder value,” stated Mr. Reed.

Operating Companies

The GEC team continues to focus on sourcing and conducting due diligence on what it views to be attractive acquisition candidates for its Operating Company vertical. For this vertical, we are focusing on the acquisition of growing businesses with demonstrated histories of generating meaningful earnings that are high returns on the capital employed by the business. We hope to acquire controlling interests in these businesses at what we view as reasonable multiples of earnings while utilizing prudent amounts of non-recourse leverage.

“Operating companies continue to be an area of keen focus for us as we seek to build and diversify the Great Elm platform, yet we believe our discipline with respect to business diligence and purchase price, among other factors, will benefit our shareholders in the long run. We continue to focus on not just getting a deal done, but the right deal done,” remarked Mr. Reed.

CONSOLIDATED FINANCIAL REVIEW & SEGMENT FINANCIALS

As of March 31, 2018, Great Elm had three operating segments: Investment Management, Real Estate and General Corporate.

Investment Management

In March 2018, Great Elm reversed approximately $2.1 million of incentive fees earned by GECM under the investment management agreement and recognized in revenue in prior periods. Generally speaking, GECM earns 20% of GECC’s pre incentive fee net investment income (“NII”) in excess of a 7% hurdle under its investment management agreement with GECC.  Payment of this fee is also subject to a total return hurdle as set forth in the investment management agreement. To the extent that any of such NII is composed of non-cash income, then payment of the incentive fees owed to GECM in respect of such NII is deferred until received by GECC in cash.   GECC’s largest investment, Avanti Communications Group plc (“Avanti”), has generated significant non-cash income in the form of payment-in-kind (“PIK”) interest.  In connection with the recent restructuring of Avanti completed on April 26, 2018, GECC’s investment in Avanti’s third lien notes was converted into Avanti common equity.  As a result of this debt-for-equity conversion, we have determined that the accrued incentives fees associated with the portion of such PIK interest generated by the third lien notes cannot at this time be recognized in revenue and must be reversed for prior periods.  Notwithstanding this reversal, such incentives fees remain payable under the investment management agreement (subject to achievement of return hurdles) and will be recognized in revenue to the extent a hypothetical sale of the new common  equity at the market price would result in gross proceeds to GECC in excess of its initial cost basis in the third lien notes.  We can make no assurances that such incentive fees will ultimately be recognized in revenue or as to the timing of any such recognition.

Three Months Ended March 31, 2018:

▪	Revenue:
▪	During the quarter ended March 31, 2018, Great Elm recognized and earned management fee revenue of $693,000 vs. $582,000 during the same period in the prior year.

▪	During the quarter ended March 31, 2018, Great Elm recognized and earned administration fee revenue of $283,000 vs. $384,000 during the same period in the prior year.

▪

During the quarter ended March 31, 2018, Great Elm earned, but deferred incentive fee revenue of $966,000 vs. $1.000 million during the same period in the prior year.  During the quarter ended March 31, 2018, Great Elm recognized incentive fee revenue of ($1.766) million vs. $1.000 million during the same period in the prior year.

▪

During the quarter ended March 31, 2018, Great Elm earned, but deferred total investment management revenue of $1.942 million vs. $1.966 million during the same period in the prior year.  During the quarter ended March 31, 2018, Great Elm recognized total investment management revenue of ($791,000) vs. $1.966 million during the same period in the prior year.

▪	Net Income (Loss):
▪	During the quarter ended March 31, 2018, Great Elm recognized a net loss of ($2.056) million vs. ($1.346) million during the same period in the prior year.

▪	Adjusted EBITDA:
▪	During the quarter ended March 31, 2018, Great Elm recognized and earned adjusted EBITDA of $616,000 vs. $796,000 during the same period in the prior year.[2]

Nine Months Ended March 31, 20183:

▪	Revenue:
▪	During the nine months ended March 31, 2018, Great Elm recognized and earned management fee revenue of $1.849 million vs. $982,000 during the same period in the prior year.

▪	During the nine months ended March 31, 2018, Great Elm recognized and earned administration fee revenue of $916,000 vs. $446,000 during the same period in the prior year.

▪

During the nine months ended March 31, 2018, Great Elm earned incentive fee revenue of $3.467 million vs. $1.880 million during the same period in the prior year. During the nine months ended March 31, 2018, Great Elm recognized incentive fee revenue of $735,000 vs. $1.880 million during the same period in the prior year.

▪

During the nine months ended March 31, 2018, Great Elm recognized total investment management revenue of $3.501 million vs. $3.308 million during the same period in the prior year. During the nine months ended March 31, 2018,

[2]

Operating expenses during the three month period ended March 31, 2017 were depressed due to an allocation of such expenses under the cost-sharing agreement, resulting in increased adjusted EBITDA for such period.

[3]	The nine months ended March 31, 2017 spanned from November 3, 2016 to March 31, 2017, with the closing of the Full Circle merger on November 3, 2016.

Great Elm earned total investment management revenue of $6.233 million vs. $3.308 million during the same period in the prior year.

▪	Net Income (Loss):
▪	During the nine months ended March 31, 2018, Great Elm recognized a net loss of ($3.532) million vs. ($2.178) million during the same period in the prior year.

▪	Adjusted EBITDA:
▪	During the nine months ended March 31, 2018, Great Elm recognized and earned adjusted EBITDA of $2.148 million vs. $1.366 million during the same period in the prior year.

Real Estate

Three Months Ended March 31, 2018:

▪	Revenue:
▪	During the three months ended March 31, 2018, Great Elm earned and recognized $343,000 in rental revenue.

▪	Net Income (Loss):
▪	During the three months ended March 31, 2018, Great Elm earned and recognized $23,000 in net income.

▪	Adjusted EBITDA:
▪	During the three months ended March 31, 2018, Great Elm earned and recognized $322,000 in adjusted EBITDA.

Conference Call & Webcast

Great Elm will host a conference call and webcast on Wednesday, May 16, 2018 at 9:00 a.m., Eastern Daylight time, to discuss its third quarter financial results.

All interested parties are invited to participate in the conference call by dialing +1 (866) 393-4306; international callers should dial +1 (734) 385-2616. Participants should enter the Conference ID 8884509 when asked.

For a copy of the slide presentation that will be referenced during the course of our conference call, please visit: https://www.greatelmcap.com/events-and-presentations/default.aspx or email investorrelations@greatelmcap.com.

Additionally, the conference call will be webcast simultaneously at:

https://event.on24.com/eventRegistration/EventLobbyServlet?target=reg20.jsp&referrer=&eventid=1678884&sessionid=1&key=831F053A9598B4C068BD887B05BE334C&regTag=&sourcepage=register.

About Great Elm Capital Group, Inc.

Great Elm Capital Group, Inc. (NASDAQ: GEC) is a publicly-traded holding company that is seeking to build a business across three operating verticals: investment management, real estate and operating companies. Great Elm Capital Group’s website can be found at www.greatelmcap.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected revenue, taxable income and net income, involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Set forth below is a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income. The information in the table below includes forecasts, projections and other predictive statements that represent Great Elm’s assumptions and expectations in light of currently available information. These forecasts, projections and other predictive statements involve risks, variables and uncertainties. Great Elm’s actual performance results may differ from those projected in in the table below, and any such differences may be material.

	For the Three Months Ended March 31, 2018				For the Three Months Ended March 31, 2017
Dollar amounts in thousands	Investment Management	Real Estate	General Corporate	Total	Investment Management	Real Estate	General Corporate	Total
Net income (loss) - US GAAP	$(2,056)	$23	$(2,356)	$(4,389)	$(1,346)	$—	$(1,451)	$(2,797)
EBITDA:
Net income (loss) - US GAAP	$(2,056)	$23	$(2,356)	$(4,389)	$(1,346)	$—	$(1,451)	$(2,797)
Interest	39	186	—	225	108	—	—	108
Taxes	—	—	(182)	(182)	—	—	—	—
Depreciation and amortization	136	113	—	249	1,546	—	—	1,546
EBITDA:	$(1,881)	$322	$(2,538)	$(4,097)	$308	$—	$(1,451)	$(1,143)
Adjusted EBITDA:
EBITDA	$(1,881)	$322	$(2,538)	$(4,097)	$308	$—	$(1,451)	$(1,143)
Stock based compensation	618	—	300	918	488	—	85	573
Unrealized loss on investment in GECC	—	—	1,219	1,219	—	—	570	570
Unrecognized incentive fees earned, net of related cost adjustments (1)	1,879	—	—	1,879	—	—	—	—
Non-reimbursable MAST Capital expenses	—	—	—	—	—	—	—	—
Re-measurement of warrant liability	—	—	—	—	—	—	(25)	(25)
Adjusted EBITDA	$616	$322	$(1,019)	$(81)	$796	$—	$(821)	$(25)

(1) Amount represents $2.7 million of unrecognized incentive fees earned, net of $0.8 million of unrecognized related bonus compensation expense.

	For the Nine Months Ended March 31, 2018				For the Nine Months Ended March 31, 2017
Dollar amounts in thousands	Investment Management	Real Estate	General Corporate	Total	Investment Management	Real Estate	General Corporate	Total
Net income (loss) - US GAAP	$(3,532)	$23	$(5,465)	$(8,974)	$(2,178)	$—	$(12,168)	$(14,346)
EBITDA:
Net income (loss) - US GAAP	$(3,532)	$23	$(5,465)	$(8,974)	$(2,178)	$—	$(12,168)	$(14,346)
Interest	174	186	—	360	175	—	6,036	6,211
Taxes	—	—	(182)	(182)	—	—	—	—
Depreciation and amortization	449	113	—	562	2,564	—	—	2,564
EBITDA:	$(2,909)	$322	$(5,647)	$(8,234)	$561	$—	$(6,132)	$(5,571)
Adjusted EBITDA:
EBITDA	$(2,909)	$322	$(5,647)	$(8,234)	$561	$—	$(6,132)	$(5,571)
Stock based compensation	2,889	—	713	3,602	805	—	414	1,219
Unrealized loss on investment in GECC	—	—	2,753	2,753	—	—	7,619	7,619
Unrecognized incentive fees earned, net of related cost adjustments (1)	1,879	—	—	1,879	—	—	—	—
Non-reimbursable MAST Capital expenses	281	—	128	409	—	—	—	—
Re-measurement of warrant liability	8	—	—	8	—	—	(36)	(36)
Adjusted EBITDA	$2,148	$322	$(2,053)	$417	$1,366	$—	$1,865	$3,231

(1) Amount represents $2.7 million of unrecognized incentive fees earned, net of $0.8 million of unrecognized related bonus compensation expense.

Media & Investor Contact:

Great Elm Capital Group

Meaghan K. Mahoney

Senior Vice President

+1 617 375-3006

mmahoney@greatelmcap.com  or investorrelations@greatelmcap.com